Pangaea Logistics Solutions Ltd. Form S-3 Filing Goes Effective; Key Shareholders Confirm Confidence
NEWPORT, RI - February XX, 2018 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), announced today its registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission and that covers the resale of shares held by certain of its shareholders, as well as the issuance by the Company of up to $100 million in primary shares or registered securities, has been declared effective as of February 13, 2018.
Ed Coll, Pangaea’s Chief Executive Officer, said, “Our focus continues to be providing our clients with services that add value and generate positive cash flow for the Company. Although we have no present plans to issue new shares, we filed the Form S-3 to give us the flexibility to move quickly when opportunities may arise.  As a smaller public company we are limited in the amount of new shares we are able to issue under the Form S-3 to an amount not greater than one-third of our public float in any 12-month period.”
Further, Mr. Coll, who controls 19% of Pangaea’s common shares, and Pangaea’s major investor Cartesian Capital Group, LLC (“Cartesian”), which controls 32% of Pangaea’s common shares, jointly announced their continued confidence in the future of the Company, particularly given the improving shipping market. Both Mr. Coll and Cartesian stated that they have no present intention to sell Pangaea common shares they currently control. Peter Yu, Managing Partner of Cartesian, said, “We remain long-term investors in Pangaea, and committed supporters of Ed and the management team.  We strongly support the Company’s efforts to improve the trading volume of the stock in order to permit more institutional investors to participate in Pangaea’s continuing success and any public sale efforts will be done in a gradual and orderly fashion.”
Pangaea provides logistics and ocean transport services to its worldwide customer base. More information about the Company can be found at www.pangaeals.com.

About Pangaea Logistics Solutions, Ltd.
Pangaea Logistics Solutions Ltd. provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning.  Learn more at www.pangaeals.com.
CONTACT:

INVESTOR RELATIONS:

Prosek Partners
Thomas Rozycki
(646) 503-5657
trozycki@prosek.com

Kathleen Bentley
(646) 503-5179
kbentley@prosek.com